Exhibit 19.1
DUCOMMUN INCORPORATED
INSIDER TRADING POLICY
February 25, 2025

I.    INTRODUCTION

Federal and state laws prohibit buying, selling, gifting or making other transfers of securities by persons who have material information that is not generally known or available to the public (“MNPI”). These laws also prohibit persons with MNPI from disclosing this information to others who trade. Transacting while in possession of MNPI is often referred to as “insider trading.”

In light of these prohibitions, Ducommun Incorporated (together with its subsidiaries, the “Company”) has adopted the following policy (this “Policy”) in the area of insider trading, which should be carefully read carefully and complied with fully. It is the Company’s policy to be in compliance with all applicable U.S. securities laws at all times.

It is important to understand the breadth of activities that constitute illegal insider trading. Accordingly, this Policy sets out the Company’s guidelines in the area of insider trading and should be read carefully and complied with fully.

A.    Who Is Subject to this Policy. This Policy applies to:

•all of the Company’s directors, officers and employees and such other persons as the General Counsel (the “GC”) may designate from time to time (together, “Company Personnel”);
•any family members who reside with Company Personnel, anyone else who lives in the household of Company Personnel and any family members who do not live in the household of Company Personnel but whose transactions in Company securities (as defined below) are directed by Company Personnel or are subject to the influence or control of Company Personnel, such as parents or children who consult with Company Personnel before trading in Company securities (collectively, “Family Members”); and
•corporations or other business entities controlled, influenced or managed by Company Personnel or their Family Members, and trusts for which such persons are a trustee or in which they have a beneficial or pecuniary interest (collectively, “Controlled Entities,” and together with Company Personnel and Family Members, “Insiders”).
Company Personnel are responsible for the transactions of their Family Members and Controlled Entities and, therefore, should make them aware of the need to confer with such Company Personnel prior to transacting in Company securities. Company Personnel should treat all transactions by their Family Members and Controlled Entities as if the transactions were for their own account for the purposes of this Policy and applicable securities laws.
Unless otherwise indicated, all references to “you” in this Policy should be read to include you (in your capacity as a current or former Company Personnel, as applicable) and all of your Family Members and Controlled Entities.
B.    Which Securities Are Subject to this Policy. This Policy applies to transactions, whether direct or indirect, in the Company’s securities, including its common stock, options to purchase common stock, warrants, restricted stock, restricted stock units, performance stock units, restricted performance stock units or any other type of securities that Company may issue from time to time, including but not limited to preferred stock, convertible debentures or debt securities, including bonds or notes, as well as derivative securities relating to the Company but that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities (collectively, “Company Securities”). Similarly, this Policy applies to transactions in all securities of another public company with which the Company has a preexisting or prospective relationship, such as the Company’s customers, suppliers, vendors, manufacturing, licensing or other collaboration partners, companies in which the Company has an investment or a firm with which the Company is negotiating a major transaction, such as a joint venture, licensing transaction, collaboration arrangement or material acquisition or disposition (a “Company Counterparty” or “Company Counterparties”), while in possession of nonpublic information about the Company Counterparty that you obtain in the course of your employment or other involvement with the Company. This Policy’s prohibition against trading while in possession of MNPI is absolute and unconditional. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to high standards of conduct.

C.    Individual Responsibility. You are responsible for ensuring that you (as well as your Family Members and Controlled Entities) do not violate federal or state securities laws or this Policy. The Company has designed this Policy to promote compliance with the federal securities laws and to protect the Company and you from the serious liabilities and penalties that can result from violations of these laws.

D.    Consequences of Noncompliance. Violations of federal insider trading laws may result in civil and criminal penalties. Anyone subject to this Policy who fails to comply will be subject to appropriate disciplinary action, up to and including termination of employment, whether or not the failure to comply results in a violation of law.

E.    Administrative Provisions. All Company Personnel will be required to certify their understanding of and intent to comply with this Policy by periodically signing a Receipt and Acknowledgement, the form of which is attached hereto. This Policy will be reviewed, evaluated and revised by the Company from time to time in light of regulatory changes, developments in the Company’s business and other factors. The Company reserves the right to amend or rescind this Policy or any portion of it at any time and adopt different policies and procedures at any time. In the event of any conflict or inconsistency between this Policy and any other materials distributed by the Company, this Policy shall govern. If a law conflicts with this Policy, you must comply with the law.

If you have any questions regarding this Policy, please contact the office of the GC.

II.    POLICY AND PROCEDURES

A.    Trading Policy

1.    General Prohibition. You may not buy, sell, gift or otherwise transact in securities of the Company or a Company Counterparty when you are in possession of MNPI about that entity.

2.    No Tipping. You may not convey (whether through traditional means, social media or otherwise) MNPI about the Company or a Company Counterparty to anyone else, including Family Members. You also may not suggest that anyone purchase or sell securities of the Company or a Company Counterparty while you are aware of MNPI about that entity. These practices, known as “tipping,” also violate U.S. securities laws and can result in the same civil and criminal penalties that apply if you engage in insider trading directly, even if you do not receive any money or derive any benefit from trades made by persons to whom you shared MNPI. This Policy does not restrict legitimate business communications on a “need to know” basis. MNPI, however, should not be disclosed to persons outside the Company unless you are specifically authorized to disclose such information, and such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company.

3.    No Speculative Trading. It is against Company policy for you to engage in speculative transactions in Company securities. As such, you may not engage in: (i) short sales (selling Company securities you do not own); (ii) transactions involving publicly traded options or other derivatives, such as trading in puts or calls, with respect to Company securities; and (iii) other hedging transactions with respect to Company securities (such as “cashless” collars, forward sales, equity swaps and other similar arrangements).

4.    No Pledging or Margin Purchases. Because securities bought on margin or pledged as collateral may be sold without your consent, if you fail to meet a margin call or if you default on a loan, you are also prohibited from buying Company securities on margin or pledging Company securities as collateral for a loan.

5.    Applying the Trading Policy. For purposes of this Policy, references to “trading,” “transact” and “transactions” include, among other things:

•purchases and/or sales of securities in public markets;
•sales of securities obtained through (i) the exercise of stock options, including broker-assisted cashless exercises (i.e., the broker selling some or all of the shares underlying the option on the open market) or (ii) vesting of other equity awards granted by the Company;
•making gifts of securities (including estate planning and other tax-related or charitable transactions); and
•using securities to secure a loan.
Conversely, references to “trading” and “transactions” do not include:

•the exercise of Company stock options if no shares are to be sold or if there is a “net exercise” (i.e., the use of the underlying shares to pay the exercise price and/or tax withholding obligations);
•the vesting of Company stock options, restricted stock, restricted stock units, performance stock units or other equity incentive awards according to their terms;
•the withholding of shares to satisfy the exercise price or a tax withholding obligation upon the grant, vesting or settlement of equity awards pursuant to the Company’s equity incentive plans and agreements, for example, from the vesting or settlement of restricted stock units under such plans;
•transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, transferring shares from one brokerage account to another brokerage account controlled by the Insider), except you should promptly notify the GC of any such transfer;
•purchases of shares through the Company’s Employee Stock Purchase Plan in accordance with your pre-established participation elections;
•any other purchase of Company securities from the Company or sale of Company securities to the Company in accordance with applicable securities and state laws.

6.    Mutual Fund Transactions. Transactions in mutual funds that are invested in Company securities or Company Counterparty securities are not transactions subject to this Policy as long as (i) the Insider does not control the investment decisions on individual stocks within the fund and (ii) Company securities or Company Counterparty securities do not represent a substantial portion of the assets of the fund.

7.    Employee Stock Purchase Plan. To the extent you participate in the Company’s Employee Stock Purchase Plan (the “ESPP”), this Policy will not apply to purchases of Company stock in the ESPP resulting from the periodic contribution of money by you to the ESPP pursuant to a payroll deduction election made when you are not subject to a blackout period and you are not in possession of Material Nonpublic Information. However, this Policy will apply to: (i) any future election to participate in the ESPP for an enrollment period; (ii) any future increase or decrease in the amount of periodic contributions to the ESPP; and (iii) any future sales of Company stock pursuant to the ESPP.

8.    Rule 10b5-1 Trading Plan. In addition, transactions pursuant to a Rule 10b5-1 Trading Plan (as defined below) are subject to certain exceptions and requirements set forth below.

9.    Other Transactions. Any transaction specifically approved in advance by the GC is exempt from this Policy, except if the transaction is proposed to be made by the GC, in which case the transaction much be specifically approved in advance by the Assistant Secretary.

10.    Company Transactions. From time to time, the Company may engage in transactions in its own securities. When engaging in transactions involving the Company’s securities, it is the Company’s policy to comply with all applicable securities laws and regulations and state corporate laws. This includes consultation, as appropriate, with the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”), the GC and outside counsel, and, if required or advisable, approval by the Board of Directors or appropriate board committee.

B.    What is “Material Nonpublic Information”? When is Information “Public”?

1.    Material Information
Information is “material” if there is a substantial likelihood a reasonable investor would consider the information important in making an investment decision to buy, hold or sell securities. Either positive or negative information may be material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all facts and circumstances. Depending on the circumstances, common examples of information that may be material include:
•earnings, revenue or similar financial information;
•unexpected financial results;
•unpublished financial reports or projections, including knowledge of changes of research analyst views or ratings;
•extraordinary borrowing or liquidity problems;

•material changes in Company ownership or control, or sale of all or part of the Company’s business, including potential partnerships;
•changes in directors, senior management or auditors;
•information about potential, proposed or contemplated transactions, business plans, financial restructurings, acquisition targets or significant expansions or contractions of operations;
•changes in dividend policies, the declaration of a stock split, or the proposed or contemplated issuance redemption or repurchase of securities;
•the establishment of a repurchase program for Company securities, or public or private debt or equity securities offerings;
•material defaults under agreements or actions by creditors, customers or suppliers relating to the Company’s credit rating;
•information about major contracts;
•gain or loss of a significant customer or supplier;
•major new products or designs, significant advances in product development or price changes on major products;
•significant actual or potential cybersecurity incidents or events or risks that affect the Company or third-party providers that support the Company’s business operations, including computer system or network compromises, viruses or other destructive software, and data breach incidents that may disclose personal, business or other confidential information;
•major marketing changes;
•the interruption of production, service or other aspects of a company’s business as a result of an accident, fire, natural disaster public health emergency or breakdown of labor negotiations or any major shutdown;
•labor negotiations;
•major environmental incidents;
•impending financial problems, such as bankruptcy or liquidity concerns or developments;
•institution of, or developments in, major actual or threatened litigation, investigations, or regulatory actions or proceedings;

•information about Company affiliates and Company Counterparties; and
•the imposition of a trading “blackout” by the Company on transactions in Company securities or the securities of a Company Counterparty
If you have questions regarding specific transactions or whether information is material, please contact the GC.
2.    Nonpublic Information
Nonpublic information is information that is not generally known by or available to the public. We consider information to be available to the public only when:
•it has been widely released to the public by the Company through appropriate channels (e.g., by means of a press release, a filing with the SEC or a widely disseminated statement from a senior officer); and
•enough time has elapsed to permit the investment market to absorb and evaluate the information. As a general rule, you should consider information to be nonpublic until two full days other than a Saturday, Sunday or NYSE holiday (“Trading Days”) have lapsed following the time of public disclosure. For example, if the Company discloses MNPI before the market opens on Monday, an Insider aware of such MNPI may not trade until market open on Wednesday (two full Trading Days after the Company’s disclosure), so long as such Insider does not have any additional MNPI after such disclosure (and subject to preclearance requirements described below, if applicable). If, however, the Company discloses MNPI after the market opens on Monday, such Insider may not trade until market open on Thursday (two full Trading Days after the Company’s disclosure), so long as such Insider does not have any additional MNPI after such disclosure (and subject to preclearance requirements described below, if applicable). Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of MNPI.
The fact that rumors, speculation or statements attributed to unidentified sources are public is insufficient to be considered “generally available to the public” even when the information is accurate.
C.    When and How to Trade Company Securities

1.    Overview

Directors, officers, as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such officers, “Section 16 Officers”, and together with directors, “Section 16 Persons”), general managers of any direct or indirect subsidiary or other business unit of Ducommun Incorporated, all employees considered to be in the corporate office of Ducommun Incorporated, as determined by the GC from time to time, and such other persons as the GC may designate from time to time (such general managers, employees and designated persons, together with Section 16 Persons, and each of their respective Family Members and Controlled Entities, “Restricted Persons”) are for purposes of this Policy required to comply with the restrictions covered below.
2.    Quarterly Blackout Periods and Trading Windows
The Company imposes a blackout period in connection with its quarterly release of financial information, during which time Restricted Persons are not permitted to transact with respect to the Company’s securities (except pursuant to an approved Rule 10b5-1 Trading Plan pursuant to Section II.D). Unless otherwise determined and communicated by the Company for a particular quarter, the quarterly blackout period will begin two weeks prior to the end of each fiscal quarter and end two Trading Days after the public release of the Company’s quarterly earnings results and three Trading Days after the public release of the Company’s annual earnings results. For example, if the Company publicly releases earnings results at the open of market on a Friday, then trading in the Company’s securities may commence at the open of market on the following Tuesday for quarterly blackout periods. The exact date of the public release of the Company’s earnings results is announced in advance via press release.
As a result, Restricted Persons may transact in Company securities only from the date that is two Trading Days after an earnings release reporting quarterly results or three Trading Days after an earnings release reporting annual results, to the close of business on the date that is two weeks prior to the end of each quarter (such period, the “Trading Window”). However, even if a Trading Window is open, you may not transact in Company securities if you are aware of MNPI about the Company. In addition, if you are subject to the Company’s pre-clearance policy (described below), you must pre-clear transactions even if you initiate them when the Trading Window is open. Generally, all pending purchase and sale orders regarding Company securities must be executed or cancelled before the Trading Window closes.
3.    Special Blackout Periods
From time to time, due to certain developments (such as a significant event or transaction) during which there may exist MNPI about the Company or a Company Counterparty, the Company may implement special blackout periods during which the Company may notify particular individuals that they should not transact in Company securities or the securities of a Company Counterparty, as applicable (except pursuant to an approved Rule 10b5-1 Trading Plan pursuant to Section II.D). If you are subject to a special blackout period, you must not transact in the Company’s or applicable Company Counterparty’s securities during such time and you should not disclose to others the fact that you are prohibited from transacting, as the existence of a special blackout period may itself be deemed MNPI. These special blackout periods, which may vary in length, will be determined by the GC and be communicated to the appropriate personnel via e-mail. Termination of a blackout period will also be communicated to the appropriate personnel via e-mail.

However, it is not the Company’s policy to impose special blackout periods every time that MNPI exists or every time that an Insider may be in the possession of MNPI. Thus, the absence of a special blackout period should not be interpreted as permission to trade. In addition, if you are subject to the Company’s pre-clearance policy (described below), you must pre-clear transactions with the GC even if you initiate them while a blackout period is not in place.

Even if a special blackout period is in place, you may exercise Company stock options if no shares are to be sold – you may not, however, effect sales of stock issued upon the exercise of stock options (including same-day sales and cashless exercises). Generally, all pending purchase and sale orders regarding Company securities must be executed or cancelled before a special blackout period is implemented so as to avoid any transactions during such period.

4.    Pre-clearance
The Company requires all Section 16 Persons to contact the GC in advance of effecting any transaction of Company securities and to obtain prior approval of the transaction in writing, other than transactions made under an approved Rule 10b5-1 Trading Plan pursuant to Section II.D below. All requests must be submitted to the GC at least two Trading Days in advance of the proposed transaction. This pre-clearance policy applies to Section 16 Persons even if they are initiating a transaction while a blackout period is not in place.
If a transaction is approved under the pre-clearance policy, the transaction must be executed within five Trading Days after the approval is obtained, but regardless may not be executed if you acquire MNPI concerning the Company during that time. If a transaction is not completed within the period described above, the transaction must be approved again before it may be executed.
If a proposed transaction is not approved under the pre-clearance policy, you may not transact in Company securities, and you should not inform anyone within or outside of the Company of the restriction. For the avoidance of doubt, there should be no presumption that the GC will grant any or all pre-clearance requests and there shall be no obligation to inform a Section 16 Person of the reasons for any request approval or denial. Any transaction under a Rule 10b5-1 Trading Plan will not require pre-clearance at the time of the transaction, but the adoption, amendment, modification or termination of any such Rule 10b5-1 Trading Plan is subject to the pre-clearance and other restrictions set forth in Section II.E below.

    In addition, when a request for preclearance is made, the requestor should carefully consider whether he or she may be aware of any MNPI about the Company and should confirm that he/she is not in possession of any MNPI to the office of the GC. The requestor should also indicate whether he or she has effectuated any non-exempt “opposite-way” transactions (e.g., sales and purchases) within the past six months, and should be prepared to report the proposed transaction on a Form 4 or Form 5 as appropriate. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.
    D.    Rule 10b5-1 Trading Plans
    Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) provides for an affirmative defense against insider trading liability if trades occur pursuant to a prearranged “trading plan” that meets specified conditions described in Rule 10b5-1 (a “Rule 10b5-1 Trading Plan”). If the plan meets the requirements of Rule 10b5-1, transactions in Company securities may occur even when the person who has entered into the plan is aware of MNPI. For the avoidance of doubt, transactions pursuant to Rule 10b5-1 Trading Plans that are effectuated in accordance with this Policy may occur notwithstanding the other prohibitions included herein.

    E.    Post-Termination Transactions
    This Policy will continue to apply to your transactions in Company securities after your employment, service, or relationship with the Company has terminated until the latest of such time as you are no longer aware of MNPI or such time as such information has been publicly disclosed or is no longer material. In all other respects, the procedures set forth in this Policy will cease to apply to your transactions following the termination of your employment, service, or relationship, unless you are a Restricted Person and such termination occurs when there is a blackout period in effect, in which case this Policy will cease to apply to you once the blackout period then in effect expires.
Questions about this Policy should be directed to the GC.

RECEIPT AND ACKNOWLEDGMENT

I, ______________________, hereby acknowledge that I have received and read a copy of the Ducommun Incorporated Insider Trading Policy (this “Policy”). I agree to comply with this Policy and certify that I will communicate with all members of my household to inform them of the obligations in this Policy that apply to them. I understand that violation of SEC regulations may subject me to severe civil and/or criminal penalties, and that violation of this Policy may subject me to discipline by Ducommun Incorporated up to and including termination for cause.

Signature	Date

[RECEIPT AND ACKNOWLEDGMENT]